UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
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VeriFone Systems, Inc.
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March 13, 2018
Dear Fellow Stockholder:
Verifone’s 2018 Proxy Statement was filed with the SEC on February 8, 2018 and is available on the investor relations section of Verifone’s website. We are writing to ask for your support by voting in accordance with the recommendations of our Board of Directors on all proposals in our 2018 Proxy Statement. In particular, we ask that you vote FOR Proposal 2 - An advisory vote to approve the compensation of our named executive officers (the "say-on-pay proposal”).
The purpose of this letter is to highlight key points and provide you with additional context beyond our proxy statement and Compensation Discussion and Analysis as you consider your vote on our say-on-pay proposal.
The Compensation and Leadership Development Committee of Verifone’s Board of Directors (the “Committee”) and the entire Board of Directors unanimously believe that our compensation program, as described comprehensively in the “Compensation Discussion and Analysis” section of our 2018 Proxy Statement, is competitive with market practices, designed in the best interests of our stockholders, and aligned with stockholder value creation and pay for performance.
In 2017, as in previous years, the Committee was deeply focused on strengthening the relationship between realized pay and performance, particularly in light of Verifone’s multi-year transformation process to a digital payments and services provider. Compensation decisions made with respect to Verifone’s named executive officers (our “NEOs”) reflect this objective, as highlighted below, and actively respond to feedback received in our significant shareholder engagement efforts.
Key Considerations

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Verifone Continues Its Multi-Year Transformation: We believe that Verifone’s transformation from primarily a hardware provider of traditional electronic payment terminals to a digital payments and services provider is our most critical mission. To effect this goal, under the leadership of our Chief Executive Officer, Paul Galant, our management team has embarked on a deep, company-wide restructuring. Our Board and management team have been highly focused on executing this strategic repositioning and have taken a number of decisive actions, including overhauling our business strategy, investing in additional gateway and estate management infrastructure, completing non-core divestitures, revamping our product development process, and introducing new products which began to launch in fiscal 2017, including successful launches of Engage, Carbon and mPOS solutions in new markets and segments. Turning to 2018, Verifone’s primary focus will shift from launching new products to scaling these products by deploying new devices, connecting Verifone’s gateways and estate management solutions to our services platform, and enabling our merchant acquirer and bank clients to serve their merchant customers with Verifone’s services platform.

During a challenging multi-year transformation of this nature, it is critical that our compensation program appropriately compensate management in a manner that drives engagement and retention of key management members and incentivizes management to successfully execute upon our long-term strategy, which entails fundamental shifts in our business and product lines. The Committee actively considered the context of this challenging multi-year transformation in setting our total executive compensation program for fiscal 2017 with a continued focus on aligning amounts ultimately realized by our NEOs with our overall performance.

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2017 Annual Incentives Were Earned at 67% of Target and Reflected Challenging, Rigorous Goals: The Committee sets rigorous, objective financial and strategic performance goals at the beginning of each year. When establishing annual incentive targets, the Committee considers a variety of factors, including Verifone’s long-term transformational goals as described above, as well as broader market conditions that impact our business lines from year to year, to design a compensation program that incorporates challenging but achievable goals to appropriately incentivize performance and drive shareholder value.

In setting our NEOs’ 2017 annual incentive target goals for non-GAAP net revenues, non-GAAP earnings and non-GAAP cash flow, the Committee sought to balance challenging goals that would drive high performance with the need to motivate management during the performance period. Our NEOs’ 2017 annual incentive target goals for these metrics reflected the expectation that, with U.S. EMV upgrades peaking in mid-2016, a modest decrease in the target levels of certain financial metrics from 2016 levels represented a challenging but achievable goal for our management team. For 2017, although threshold goal levels were exceeded, target goals were not met, resulting in awards being earned at 67% of target. This follows no payments being made in 2016 and demonstrates Verifone’s continued commitment to its pay-for-performance philosophy.

Additional Considerations

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2017 Long-Term Incentives Reflect Our Historical Balance of Performance and Service-Based Awards: Verifone has generally maintained a practice of granting approximately 50% of each NEO’s total equity awards in the form of performance-vested RSUs, with the remainder subject to time-vesting requirements. While in 2016 the Committee elected to grant our CEO 60% performance-vested RSUs and 40% time-vested RSUs, 2017 grants were made consistent with Verifone’s general practice of providing for approximately equal grants of time-vested awards and performance-vested awards. We believe that this balance of time-vested awards and performance-based awards encourages executive retention during a transformational period, ties a substantial amount of our executives’ overall compensation to our long-term performance, and promotes alignment between relative and absolute shareholder returns and executive payouts.

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Relative TSR is an Appropriate Performance Measure that Aligns Executive Payouts with Shareholder Returns: In connection with shareholder outreach we conducted during 2017, we determined that, while stockholders had a range of opinions about metrics for our performance-based equity awards, a significant number of stockholders supported the alignment between stockholders returns and executive compensation created by performance-based equity awards that vest based on relative TSR performance. This rigorous pay-for-performance alignment is demonstrated by the payouts of performance-based equity awards granted during previous pay periods: the initial 2013 grant of “new-hire” performance-based equity awards to our CEO resulted in no shares being earned at the end of the performance period in 2016, and the performance-based shares granted to our NEOs in January 2015 resulted in no shares being earned at the completion of the three-year performance period in January 2018. Similarly, based on our relative TSR performance through October 31, 2017, no portion of the performance-based equity awards granted to our NEOs in January 2016 would have been earned based on performance through that date.

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Our Compensation Program Is a Product of Our Continued Robust Stockholder Engagement Efforts: We have demonstrated responsiveness to stockholder feedback by removing discretionary adjustments to short-term incentive award payouts, and capping payouts of performance-based restricted stock units in the event of negative absolute TSR, among other measures. We believe that the fact that over 92% of votes cast on our say-on-pay proposal at our 2017 Annual Meeting supported such proposal is evidence of the success of these prior outreach efforts and is a reflection of our commitment to aligning pay with performance in a way that benefits our stockholders.

Summary
We strongly believe that Verifone’s executive compensation program is designed in the best interests of our stockholders and creates a strong alignment of both long and short-term goals with the creation of stockholder value. We will continue to engage with our stockholders and respond to concerns regarding Verifone’s executive compensation program. We respectfully ask that you recognize our demonstrated commitment to pay for performance and vote FOR the say-on-pay proposal (Proposal 2) at our upcoming annual meeting.
If you have any questions, or need assistance in submitting your proxy to vote your shares, please call our proxy solicitor, MacKenzie Partners, Inc., at 800-322-2885.

Sincerely,

Alex W. (Pete) Hart
Chairman of the Board of Directors